Exhibit 23.2

INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-135429, 333-118399, 333-61252, 333-33684 and 333-33608 on Forms S-8 and in Registration Statement Nos. 333-120357 and 333-31326 on Forms S-3 of Vectren Corporation of our report dated December 1, 2006, relating to the consolidated financial statements of ProLiance Energy, LLC and Subsidiaries as of September 30, 2006 and 2005 and for each of the three years in the period ended September 30, 2006, included in Exhibit 99(1) in this Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
February 16, 2007